Exhibit 99.1

Baker Hughes Company Announces Third Quarter 2021 Results
•Orders of $5.4 billion for the quarter, up 6% sequentially and up 5% year-over-year.
•Revenue of $5.1 billion for the quarter, down 1% sequentially and up 1% year-over-year.
•GAAP operating income of $378 million for the quarter, up 95% sequentially and favorable year-over-year.
•Adjusted operating income (a non-GAAP measure) of $402 million for the quarter was up 21% sequentially and up 72% year-over-year.
•Adjusted EBITDA* (a non-GAAP measure) of $664 million for the quarter was up 9% sequentially and up 21% year-over-year.
•GAAP earnings per share of $0.01 for the quarter which included $0.15 per share of adjusting items. Adjusted earnings per share (a non-GAAP measure) was $0.16.
•Cash flows generated from operating activities were $416 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $305 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income (loss) excluding depreciation & amortization and operating income adjustments.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
LONDON & HOUSTON (October 20, 2021) – Baker Hughes Company (NYSE: BKR) ("Baker Hughes" or the "Company") announced results today for the third quarter of 2021.

	Three Months Ended			Variance
(in millions except per share amounts)	September 30, 2021	June 30, 2021	September 30, 2020	Sequential	Year-over-year
Orders	$5,378	$5,093	$5,106	6%	5%
Revenue	5,093	5,142	5,049	(1)%	1%
Operating income (loss)	378	194	(49)	95%	F
Adjusted operating income (non-GAAP)	402	333	234	21%	72%
Adjusted EBITDA (non-GAAP)	664	611	549	9%	21%
Net income (loss) attributable to Baker Hughes	8	(68)	(170)	F	F
Adjusted net income (non-GAAP) attributable to Baker Hughes	141	83	27	70%	F
EPS attributable to Class A shareholders	0.01	(0.08)	(0.25)	F	F
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.16	0.10	0.04	59%	F
Cash flow from operating activities	416	506	219	(18)%	90%
Free cash flow (non-GAAP)	305	385	52	(21)%	F
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We are pleased with the way the team has continued to execute on our strategy over the course of the third quarter. At the total company level, we had a strong orders quarter, grew adjusted EBITDA and adjusted Operating Income margin rate sequentially and year-over-year, and we had another solid quarter of free cash flow. We did experience some mixed results across our segments during the quarter. TPS and OFE delivered solid orders, and TPS also delivered solid operating income and margin rates. OFS was negatively impacted by Hurricane Ida, cost inflation in our chemicals business, and delivery issues stemming from supply chain constraints, while DS also faced supply chain issues that impacted product deliveries. Despite these challenges, I want to thank our employees and partners for their continued hard work and commitment to safety,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“As we look ahead to the rest of 2021 and into 2022, we see continued signs of global economic recovery that should drive further demand growth for oil and natural gas. However, the pace of growth is being hampered by the COVID-19 Delta variant, global chip shortages, supply chain issues, and energy supply constraints. Despite these headwinds, global growth appears to be on relatively solid footing, underpinning a favorable outlook for the oil market, aided by continued spending discipline by the world’s largest producers. Natural gas and LNG fundamentals remain strong, with a combination of solid demand growth and extremely tight supply in many regions. In addition, we believe the positive case for structural demand growth in natural gas as part of the broader energy transition is becoming increasingly evident."

“We remain committed to evolving our company with the energy and industrial markets while continuing to prioritize higher margins, returning capital to our shareholders, and free cash flow. We look forward to supporting our customers, advancing our strategic priorities, and delivering for our shareholders,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Quarter Highlights

Supporting our Customers

The OFS segment secured several key contracts for Integrated Well Services (IWS). OFS secured an IWS contract for a new gas production startup project in Trinidad and Tobago, providing comprehensive well construction solutions including drilling services, drilling and completion fluids, cementing, drill bits and downhole tools, wellbore cleanout and completion services. The OFS team delivered the project scope 27 days ahead of the planned time.

OFS’s Completions and Well Intervention, Drilling Services, Drill Bit, and Drilling and Completion Fluids product lines continued to expand their presence in Guyana. Key contracts were secured for services and equipment for a third rig, in addition to two rigs already utilizing Baker Hughes services. OFS' Oilfield & Industrial Chemicals product line and TPS will also be providing equipment and products on a new floating production, storage and offloading (FPSO) vessel arriving in Guyana later this year.

The OFE segment continued to support customers with subsea projects in multiple regions. In Australia, OFE secured a contract with Chevron to deliver subsea compression manifold technology for the Jansz-lo Compression (J-lC) project. The contract was secured using OFE’s Subsea Connect portfolio of technologies and early engagement approach, allowing for the latest technologies to be utilized by J-IC. This award builds on OFE’s previous successes for subsea equipment orders for Chevron’s Gorgon natural gas facility.

The TPS segment continued to see growth in the offshore segment, securing several contracts to supply turbomachinery equipment for FPSO projects. In Brazil, TPS will supply critical turbomachinery technology for two FPSO projects, including LM2500 and LM6000 gas turbines for power generation and compression, electric motor driven compressors, and spare parts.

TPS also secured multiple contracts to supply its innovative and flexible NovaLT16 gas turbine technology for industrial applications. In India, TPS secured a contract to provide one NovaLT16 turbine for power generation at an ammonia plant. The customer awarded the contract based on the NovaLT’s superior performance in electrical efficiency (36% at ISO conditions), plant availability (35,000 hours mean time between maintenance) and emissions reduction capabilities. In China, TPS was awarded a contract for the supply two NovaLT16 turbines to be used in energy production for power and heating needs across a number of industrial segments, including electronics, and pharmaceutical manufacturing.

The DS segment continued to secure key contacts in multiple segments, including downstream oil and gas, renewable energy, pulp and paper, and transportation. The Panametrics product line secured a key contract with a major Mexican oil & gas operator for PanaFlow flowmeters and flare management solutions to be used in a refinery.

In Latin America, the Bently Nevada product line secured a contract with Aliança Energia, one of the largest private power generation companies in Brazil, to deploy System 1 and condition monitoring solutions to two hydroelectric plants and a wind farm. System 1 will deliver proactive asset management to more than 600 megawatts of power between the three power generation facilities, enabling safer and more reliable renewable energy.

The Nexus Controls product line secured a contract to upgrade two pumped-storage hydroelectric power generation facilities in Korea. The upgrade represents the first application of its kind for the Nexus Oncore Control System in the Asia-Pacific region.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
The Druck and Waygate Technologies product lines secured several strategic contracts in the aerospace and transportation segments. Druck continued to see growth in its pressure measurement technologies in the recovering aerospace segment, securing contracts in North America, Asia and Europe, including orders for air data test sets (ADTS) and trench-etched resonant pressure sensors (TERPS) from both military and commercial customers.

Waygate Technologies secured a large contract with Deutsche Bahn (DB), the largest railway company in Europe, to inspect material flaws in the wheels of high-speed trains during scheduled maintenance. Waygate will provide its Krautkrämer ultrasonic testing technology to DB, significantly reducing inspection time over handheld methods and allowing the wheels to stay on the train due to the automatic process.

Executing on Priorities

During the third quarter, Baker Hughes announced a $2 billion share repurchase authorization in July 2021, representing the optimistic view of the Company’s future as well as its strong balance sheet and robust cash profile.

On October 1, 2021, OFE completed the merger of its Subsea Drilling Systems product line (SDS) with Akastor ASA’s subsidiary, MHWirth AS, to form a new joint venture company (JV). The new JV, known as HMH, provides integrated delivery capabilities, capital, renowned industry expertise and a full range of offshore drilling equipment solutions at scale. Baker Hughes owns a 50% stake in HMH.

OFE also advanced its non-metallic composite pipe applications, signing a memorandum of understanding (MOU) with Primus Line to drive non-metallic pipeline growth in the pipeline integrity management market. The collaboration aims to rehabilitate and repurpose existing pressure pipelines, offering Baker Hughes’ scale and extensive non-metallics portfolio alongside Primus Line’s domain expertise and existing customer base in trenchless pipeline rehabilitation. The collaboration will also aim to jointly offer non-metallic solutions to repurpose existing pipeline networks for hydrogen and carbon dioxide (CO2) transportation.

AkerBP awarded a contract to TPS for the upgrade of the turbogenerator train systems at the Alveheim FPSO in Norway. The scope of supply includes Carbon Optimizer, a digital solution that enables the reduction of fuel gas and CO2 emissions by leveraging data gathered through the TPS iCenter data vault and combining it with control software to optimize the efficiency of the equipment at partial load. Combined with an Outcome Based Service contractual framework, Baker Hughes estimates that its solution will enable AkerBP to achieve up to a seven percent CO2 reduction per year, helping the customer reach its target to be net-zero by 2050.

TPS secured an award for the upgrade of control systems on rotating equipment for two different customers in Egypt and Italy for refinery and onshore gas reinjection applications, respectively. Baker Hughes will replace the current system with its Nexus OnCore solution from the DS segment. The advanced, fully configurable solution improves asset visibility, provides built-in troubleshooting and maintenance tools, simplified expansion capabilities, and reduces overall installation and training costs.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
TPS also saw continued customer interest in carbon capture, utilization and storage (CCUS) and hydrogen applications. TPS was selected to supply booster and export centrifugal pumps to the Northern Lights CO2 transport and storage project in Norway. Once operational in 2024, the Northern Lights project will be the first ever cross-border, open-source CO2 transport and storage infrastructure network. TPS was selected for the project due to its proven CO2 pump injection capabilities and will be the first CCUS project for the Pumps product line.

OFS continued to advance customer collaborations in CCUS and geothermal by leveraging its subsurface domain expertise. In California, a CCUS study was conducted for Aemetis, Inc., an advanced renewable fuels and biochemicals company, confirming more than two million metric tonnes (MT) of CO2 can be captured annually from two ethanol plant sites and sequestered safely in local geologic formations. The project is the first of its kind globally and is projected to yield below zero carbon intensity once complete.

In geothermal, OFS delivered a significant technical and economic feasibility study in conjunction with the University of Oklahoma that is expected to advance the first SuperHot Rock (SHR) geothermal project in the U.S. The study was performed on behalf of Seattle-based AltaRock Energy and demonstrates the potential for scalable, low-cost geothermal energy using an engineered geothermal system (EGS) resource at Newberry Volcano in Oregon.

OFS continued to transform oilfield operations by making digital and automated improvements, enabling customers to increase production and reduce emissions. U.S.-based natural gas producer Vine Energy is deploying OFS’ artificial lift solution, ProductionLink™ Edge, across 100 natural gas wells in Louisiana’s Haynesville Shale. ProductionLink Edge uses advanced analytics and “smart” edge technology to boost production and reduce associated methane emissions from oil and gas wells by reducing well unloading events. During a three-month, 10-well joint pilot project, Vine’s gas production increased by 5% and well unloading events decreased by 94%.

DS continued growth in industrial asset management wins across in multiple end-markets and drove digital transformation for customers. In the Middle East, Bently Nevada secured a five-year strategic framework agreement with SABIC to deliver plant-wide condition monitoring and machine asset protection services across more than 1,200 assets and 16 facilities in Saudi Arabia. In Brazil, the Bently Nevada product line secured a contract with Vale, the world’s largest producer of iron ore, to deploy System 1 asset management software and edge devices to monitor critical components on mining haul trucks and shovels.

Leading with Innovation

The BakerHughesC3.ai alliance (BHC3) announced that Canadian customer MEG Energy successfully deployed the AI-based BHC3 Production Optimization application to improve operational efficiency, productivity, and better visualize risk across the company’s upstream production operations. MEG Energy is using BHC3 Production Optimization to monitor moment-to-moment operations, allowing seamless integration between engineers and field staff. The application creates actionable predictive insights to improve the efficiency of MEG’s steam-assisted gravity drainage (SAGD) production, with a system of virtual alerts and meters are providing measurements for emulsion, gas, and vapor across more than 300 thermal production wells.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
OFS introduced the i-Trak™ automated reservoir navigation service (RNS), a first-of-its-kind offering that lets Baker Hughes engineers steer the bottomhole assembly to the most productive sections of a reservoir more consistently, faster and with fewer resources. The service uses reservoir models, reservoir mapping systems, real-time formation evaluation data, proprietary algorithms, and continuous steerable drilling systems to automate the process. I-Trak is already proven in the field, with an extra 100,000 barrels added to a customer‘s reserves in one recent well. It has already been used on more than 25 extended reach and multilateral wells to navigate more than 150,000 feet (45000 meters) of reservoir.

Waygate Technologies launched several new industrial inspection solutions to improve accuracy, digital connectivity and ergonomics for customers, including the new Krautkramer USM 100 handheld UT device and the Everest Mentor Flex VideoProbe. In addition, Waygate launched its latest InspectionWorks Analyze software for advanced automatic defect recognition (ADR) capabilities, helping customers to automatically detect defects, classify them and simply decision-making. These technologies are applicable to multiple industrial end-markets and already have significant customer adoption in the aerospace, automotive, electronics, rotating equipment, and power markets.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	September 30, 2021	June 30, 2021	September 30, 2020	Sequential	Year-over-year
Oilfield Services	$2,412	$2,359	$2,296	2%	5%
Oilfield Equipment	724	681	432	6%	68%
Turbomachinery & Process Solutions	1,719	1,513	1,885	14%	(9)%
Digital Solutions	523	540	493	(3)%	6%
Total	$5,378	$5,093	$5,106	6%	5%
Orders for the quarter were $5,378 million, up 6% sequentially and up 5% year-over-year. The sequential increase was a result of higher order intake in Turbomachinery & Process Solutions, Oilfield Services, and Oilfield Equipment, partially offset by a reduction in Digital Solutions. Equipment orders were up 15% sequentially and service orders were down 1%.
Year-over-year, the increase in orders was a result of higher order intake in Oilfield Equipment, Oilfield Services, and Digital Solutions, partially offset by a decline in Turbomachinery & Process Solutions. Year-over-year equipment orders were down 7% and service orders were up 18%.
The Company's total book-to-bill ratio in the quarter was 1.1; the equipment book-to-bill ratio in the quarter was 1.1.
Remaining Performance Obligations (RPO) in the third quarter ended at $23.5 billion, a decrease of $0.3 billion from the second quarter of 2021. Equipment RPO was $7.6 billion, down 1%. Services RPO was $15.9 billion, down 2% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	September 30, 2021	June 30, 2021	September 30, 2020	Sequential	Year-over-year
Oilfield Services	$2,419	$2,358	$2,308	3%	5%
Oilfield Equipment	603	637	726	(5)%	(17)%
Turbomachinery & Process Solutions	1,562	1,628	1,513	(4)%	3%
Digital Solutions	510	520	503	(2)%	1%
Total	$5,093	$5,142	$5,049	(1)%	1%
Revenue for the quarter was $5,093 million, a decrease of 1%, sequentially. The decrease in revenue was driven by Oilfield Equipment, Turbomachinery & Process Solutions, and Digital Solutions, partially offset by higher volume in Oilfield Services.
Compared to the same quarter last year, revenue was up 1%, driven by higher volume in Oilfield Services, Turbomachinery & Process Solutions, and Digital Solutions segments, partially offset by Oilfield Equipment.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	September 30, 2021	June 30, 2021	September 30, 2020	Sequential	Year-over-year
Oilfield Services	$190	$171	$93	11%	F
Oilfield Equipment	14	28	19	(50)%	(27)%
Turbomachinery & Process Solutions	278	220	191	27%	46%
Digital Solutions	26	25	46	3%	(44)%
Total segment operating income	508	444	349	14%	46%
Corporate	(105)	(111)	(115)	5%	8%
Inventory impairment	—	—	(42)	—%	F
Restructuring, impairment & other	(14)	(125)	(209)	89%	93%
Separation related	(11)	(15)	(32)	29%	67%
Operating income (loss)	378	194	(49)	95%	F
Adjusted operating income*	402	333	234	21%	72%
Depreciation & amortization	262	278	315	(6)%	(17)%
Adjusted EBITDA*	$664	$611	$549	9%	21%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the third quarter of 2021 was $378 million. Operating income increased $185 million sequentially and increased $427 million year-over-year. Total segment operating income was $508 million for the third quarter of 2021, up 14% sequentially and up 46% year-over-year.
Adjusted operating income (a non-GAAP measure) for the third quarter of 2021 was $402 million, which excludes adjustments totaling $24 million before tax, mainly related to restructuring and separation related charges. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the third quarter of 2021 was up 21% sequentially, driven by volume in Oilfield Services, and margin expansion in Turbomachinery & Process Solutions, partially offset by margin contraction in Oilfield Equipment. Adjusted operating income was up 72% year-over-year driven by volume and margin expansion in the Turbomachinery & Process Solutions and Oilfield Services segments, partially offset by lower volume in Oilfield Equipment and margin contraction in the Digital Solutions segment.
Depreciation and amortization for the third quarter of 2021 was $262 million.
Adjusted EBITDA (a non-GAAP measure) for the third quarter of 2021 was $664 million, which excludes adjustments totaling $24 million before tax, mainly related to restructuring and separation related charges. Adjusted EBITDA for the third quarter was up 9% sequentially and up 21% year-over-year.
Corporate costs were $105 million in the third quarter of 2021, down 5% sequentially and down 8% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Other Financial Items

Income tax expense in the third quarter of 2021 was $193 million.

Other non-operating loss in the third quarter of 2021 was $102 million. Included in other non-operating loss are losses from the net change in fair value of our investment in C3.ai.

GAAP diluted earnings per share was $0.01. Adjusted diluted earnings per share was $0.16. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures" as well as the "other adjustments (non-operating)" found in Table 1c.

Cash flow from operating activities was $416 million for the third quarter of 2021. Free cash flow (a non-GAAP measure) for the quarter was $305 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $111 million for the third quarter of 2021.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	September 30, 2021	June 30, 2021	September 30, 2020	Sequential	Year-over-year
Revenue	$2,419	$2,358	$2,308	3%	5%
Operating income	$190	$171	$93	11%	F
Operating income margin	7.9%	7.3%	4.0%	0.6pts	3.8pts
Depreciation & amortization	$183	$195	$217	(6)%	(16)%
EBITDA*	$373	$366	$310	2%	20%
EBITDA margin*	15.4%	15.5%	13.4%	(0.1)pts	2pts
Oilfield Services (OFS) revenue of $2,419 million for the third quarter increased by $60 million, or 3%, sequentially.
North America revenue was $714 million, up 3% sequentially. International revenue was $1,705 million, an increase of 2% sequentially, driven by higher revenues in the Middle East, Latin America and Russia CIS, partially offset by lower revenues in Europe, Asia Pacific and Sub Saharan Africa.
Segment operating income before tax for the quarter was $190 million. Operating income for the third quarter was up $19 million, or 11% sequentially, primarily driven by higher volume.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	September 30, 2021	June 30, 2021	September 30, 2020	Sequential	Year-over-year
Orders	$724	$681	$432	6%	68%
Revenue	$603	$637	$726	(5)%	(17)%
Operating income (loss)	$14	$28	$19	(50)%	(27)%
Operating income margin	2.3%	4.3%	2.6%	(2)pts	(0.3)pts
Depreciation & amortization	$22	$26	$35	(13)%	(36)%
EBITDA*	$36	$53	$54	(32)%	(33)%
EBITDA margin*	6.0%	8.4%	7.4%	(2.4)pts	(1.4)pts
Oilfield Equipment (OFE) orders of $724 million were up $292 million, or 68%, year-over-year, driven by higher order intake in the Subsea Production Systems, and Services, partially offset by the disposition of the Surface Pressure Control Flow business in the fourth quarter of 2020. Equipment orders were up $276 million and services orders were up $16 million, or 8% year-over-year.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
OFE revenue of $603 million for the quarter decreased $123 million, or 17%, year-over-year. The decrease was driven by lower volume in the Subsea Production Systems, Surface Pressure Control Projects, and from the disposition of the Surface Pressure Control flow business in the fourth quarter of 2020, offset by higher volume in Services and in the Flexible Pipe Systems business.
Segment operating income before tax for the quarter was $14 million. Operating income for the third quarter was down $5 million, or 27% year over year, primarily driven by lower volume.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	September 30, 2021	June 30, 2021	September 30, 2020	Sequential	Year-over-year
Orders	$1,719	$1,513	$1,885	14%	(9)%
Revenue	$1,562	$1,628	$1,513	(4)%	3%
Operating income	$278	$220	$191	27%	46%
Operating income margin	17.8%	13.5%	12.6%	4.3pts	5.2pts
Depreciation & amortization	$30	$30	$33	(3)%	(9)%
EBITDA*	$308	$250	$223	23%	38%
EBITDA margin*	19.7%	15.4%	14.8%	4.3pts	4.9pts
Turbomachinery & Process Solutions (TPS) orders of $1,719 million were down $166 million, or 9%, year-over-year. Equipment orders were down 33% and service orders were up 31%.
TPS revenue of $1,562 million for the quarter increased $49 million, or 3%, year-over-year. The increase was driven by higher equipment and services volume. Equipment revenue in the quarter represented 45% of total segment revenue, and service revenue represented 55% of total segment revenue.
Segment operating income before tax for the quarter was $278 million, up $87 million, or 46%, year-over-year. The increase was driven by higher volume and cost productivity.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	September 30, 2021	June 30, 2021	September 30, 2020	Sequential	Year-over-year
Orders	$523	$540	$493	(3)%	6%
Revenue	$510	$520	$503	(2)%	1%
Operating income	$26	$25	$46	3%	(44)%
Operating income margin	5.1%	4.8%	9.2%	0.2pts	(4.1)pts
Depreciation & amortization	$22	$22	$24	(1)%	(9)%
EBITDA*	$48	$47	$70	1%	(32)%
EBITDA margin*	9.4%	9.1%	13.9%	0.3pts	(4.6)pts
Digital Solutions (DS) orders of $523 million were up $30 million, or 6%, year-over-year, driven by higher order intake in the Waygate Technologies, Bently Nevada, Nexus Controls and the Reuter Stokes businesses.
DS revenue of $510 million for the quarter increased $7 million, or 1%, year-over-year, primarily driven by higher volume in the Process and Pipeline Services and Waygate Technologies businesses, partially offset by the Nexus Controls and Bently Nevada businesses.
Segment operating income before tax for the quarter was $26 million, down $20 million, or 44%, year-over-year. The decrease year-over-year was primarily driven by lower cost productivity.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Operating income (loss) (GAAP)	$378	$194	$(49)
Separation related	11	15	32
Restructuring, impairment & other	14	125	209
Inventory impairment	—	—	42
Total operating income adjustments	24	139	283
Adjusted operating income (non-GAAP)	$402	$333	$234
Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Operating Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Operating income (loss) (GAAP)	$378	$194	$(49)
Depreciation & amortization	262	278	315
EBITDA (non-GAAP)	640	472	267
Total operating income adjustments (1)	24	139	283
Adjusted EBITDA (non-GAAP)	$664	$611	$549
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles operating income (loss), which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Table 1c. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	September 30, 2021	June 30, 2021	September 30, 2020
Net income (loss) attributable to Baker Hughes (GAAP)	$8	$(68)	$(170)
Total operating income adjustments (1)	24	139	283
Other adjustments (non-operating) (2)	140	71	90
Tax on total adjustments	(3)	(19)	(54)
Total adjustments, net of income tax	161	191	319
Less: adjustments attributable to noncontrolling interests	28	40	122
Adjustments attributable to Baker Hughes	133	151	197
Adjusted net income attributable to Baker Hughes (non-GAAP)	$141	$83	$27

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	857	811	678
Adjusted earnings per Class A share - diluted (non-GAAP)	$0.16	$0.10	$0.04
(1)See Table 1a for the identified adjustments to operating income.
(2)3Q'21 primarily due to losses from the net change in fair value of our investment in C3.ai. 2Q'21 primarily due to a non-recurring charge for a loss contingency related to certain tax matters and losses from the net change in fair value of our investment in C3.ai. 3Q'20 primarily driven by a loss on the write-down of assets held for sale partially offset by a tax benefit related to the CARES Act.
Table 1c reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Cash flow from operating activities (GAAP)	$416	$506	$219
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(111)	(121)	(167)
Free cash flow (non-GAAP)	$305	$385	$52
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2021	2020	2021	2020
Revenue	$5,093	$5,049	$15,017	$15,210
Costs and expenses:
Cost of revenue	4,083	4,292	12,173	13,020
Selling, general and administrative	607	565	1,836	1,830
Goodwill impairment	—	—	—	14,773
Restructuring, impairment and other	14	209	219	1,637
Separation related	11	32	53	110
Total costs and expenses	4,715	5,098	14,281	31,370
Operating income (loss)	378	(49)	736	(16,160)
Other non-operating loss, net	(102)	(149)	(791)	(367)
Interest expense, net	(67)	(66)	(205)	(195)
Income (loss) before income taxes	209	(264)	(260)	(16,722)
Benefit (provision) for income taxes	(193)	(6)	(406)	10
Net income (loss)	16	(270)	(666)	(16,712)
Less: Net income (loss) attributable to noncontrolling interests	8	(100)	(154)	(6,120)
Net income (loss) attributable to Baker Hughes Company	$8	$(170)	$(512)	$(10,592)

Per share amounts:
Basic and diluted income (loss) per Class A common stock	$0.01	$(0.25)	$(0.64)	$(16.01)

Weighted average shares:
Class A basic	851	676	799	662
Class A diluted	857	676	799	662

Cash dividend per Class A common stock	$0.18	$0.18	$0.54	$0.54

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$3,926	$4,132
Current receivables, net	5,326	5,622
Inventories, net	4,110	4,421
All other current assets	1,525	2,280
Total current assets	14,887	16,455
Property, plant and equipment, less accumulated depreciation	4,982	5,358
Goodwill	6,015	5,977
Other intangible assets, net	4,151	4,397
Contract and other deferred assets	1,738	2,001
All other assets	3,999	3,819
Total assets	$35,772	$38,007
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,514	$3,532
Short-term debt and current portion of long-term debt	56	889
Progress collections and deferred income	3,263	3,454
All other current liabilities	2,521	2,352
Total current liabilities	9,354	10,227
Long-term debt	6,708	6,744
Liabilities for pensions and other employee benefits	1,132	1,217
All other liabilities	1,542	1,577
Equity	17,036	18,242
Total liabilities and equity	$35,772	$38,007

Outstanding Baker Hughes Company shares:
Class A common stock	859	724
Class B common stock	179	311

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
(In millions)	2021	2021	2020
Cash flows from operating activities:
Net income (loss)	$16	$(666)	$(16,712)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	262	832	1,010
Loss on equity securities	140	955	—
Provision (benefit) for deferred income taxes	74	24	(265)
Other asset impairments	—	21	1,237
Goodwill impairment	—	—	14,773
Loss on sale of business	—	—	217
Write-down of assets held for sale	—	—	129
Working capital	(101)	470	255
Other operating items, net	25	(36)	283
Net cash flows from operating activities	416	1,600	927
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(111)	(412)	(660)
Other investing items, net	29	200	109
Net cash flows from (used in) investing activities	(82)	(212)	(551)
Cash flows from financing activities:
Net repayments of debt and other borrowings	(15)	(60)	(170)
Proceeds from (repayment of) commercial paper	—	(832)	737
Proceeds from issuance of long-term debt	—	—	500
Dividends paid	(156)	(436)	(359)
Distributions to GE	(32)	(127)	(199)
Repurchase of Class A common stock	(106)	(106)	—
Other financing items, net	9	(24)	(15)
Net cash flows from (used in) financing activities	(300)	(1,585)	494
Effect of currency exchange rate changes on cash and cash equivalents	(21)	(9)	(58)
Increase (decrease) in cash and cash equivalents	13	(206)	812
Cash and cash equivalents, beginning of period	3,913	4,132	3,249
Cash and cash equivalents, end of period	$3,926	$3,926	$4,061
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$133	$181	$317
Interest paid	$47	$204	$188

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Wednesday, October 20, 2021, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2020; the Company's subsequent quarterly report on Form 10-Q for the quarterly periods ended June 30, 2021 and March 31, 2021; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Restructuring - Our restructuring plans may not be successful and achieve the expected result; continued deterioration of market conditions, whether due to the continued spread of COVID-19 or other events could result in further restructuring costs and impairments.

COVID-19 - The continued spread of the COVID-19 virus and the continuation of the measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns, and the related uncertainties.

GE Separation - The failure to successfully eliminate dependencies on GE or a failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2021 Results
Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com